Exhibit 99.3
CONSENT OF JMP SECURITIES LLC
We hereby consent to the use in Amendment No. 3 to the Registration Statement of Grubb & Ellis Company on Form S-4 and in the Proxy Statement/Prospectus of Grubb & Ellis Company which is part of the Registration Statement, of our opinion dated May 22, 2007 appearing as Annex C to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “SUMMARY — The Merger — Opinions of Financial Advisors,” and “THE MERGER — Background of the Merger,” “THE MERGER — Grubb & Ellis Reasons for the Merger,” “THE MERGER — Recommendations of the Grubb & Ellis Board of Directors,” “THE MERGER — Opinion of Financial Advisor to the Grubb & Ellis Board of Directors,” “THE MERGER — Summary of JMP Securities’ May 22, 2007 Fairness Opinion.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.
JMP Securities LLC

By:	/s/ JMP Securities LLC

San Francisco, California
October 17, 2007